                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                                (Amendment No. )*

                          WatchGuard Technologies, Inc.
               -----------------------------------------------------
                                (Name of Issuer)



                     Common Stock, $.001 par value per share
               -----------------------------------------------------
                         (Title of Class of Securities)


                                   941105 10 8
                              --------------------
                                 (CUSIP Number)


                                December 31, 1999
             ---------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:



      /  /    Rule 13d-1(b)



      /  /    Rule 13d-1(c)



      / X/    Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP NO. 941105 10 8



 ...............................................................................


1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).
   Matrix Partners IV, L.P. (04-3260303)
 ...............................................................................

-------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) ......................................................................

   (b) ......................................................................
-------------------------------------------------------------------------------

3. SEC Use Only .............................................................
-------------------------------------------------------------------------------

4. Citizenship or Place of Organization .............................  Delaware
-------------------------------------------------------------------------------

Number of          5. Sole Voting Power ........................... -2,762,876-
Shares
Beneficially
Owned by Each
Reporting
Person With:
                   ------------------------------------------------------------

                   6. Shared Voting Power ................................. -0-
                   ------------------------------------------------------------

                   7. Sole Dispositive Power ...................... -2,762,876-
                   ------------------------------------------------------------

                   8.   Shared Dispositive Power .......................... -0-
-------------------------------------------------------------------------------

9. Aggregate Amount Beneficially Owned by Each Reporting Person ... -2,762,876-
-------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
      Instructions) ........................................................
-------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row (9) ................. 14.16%
-------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions) ........................    PN
-------------------------------------------------------------------------------

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

-------------------------------------------------------------------------------





                               Page 2 of 9 pages

CUSIP NO. 941105 10 8

 ...............................................................................

1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).
   Matrix IV Entrepreneurs Fund, L.P. (04-3293062)
 ...............................................................................

-------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a)  ........................................................................

   (b)  ........................................................................
-------------------------------------------------------------------------------

3. SEC Use Only ................................................................
-------------------------------------------------------------------------------

4. Citizenship or Place of Organization ..............................  Delaware
-------------------------------------------------------------------------------

Number of          5. Sole Voting Power ............................   -145,415-
Shares
Beneficially
Owned by Each
Reporting
Person With:
                   ------------------------------------------------------------

                   6. Shared Voting Power ................................... 0
                   ------------------------------------------------------------

                   7. Sole Dispositive Power ......................    -145,415-
                   ------------------------------------------------------------

                   8.   Shared Dispositive Power .......................... -0-
-------------------------------------------------------------------------------

9. Aggregate Amount Beneficially Owned by Each Reporting Person .....  -145,415-
-------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) ...............................................................
-------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row (9) ................. .0.75%
-------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions) ..........................  PN
-------------------------------------------------------------------------------

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................

 ................................................................................


-------------------------------------------------------------------------------


                               Page 3 of 9 pages

CUSIP NO. 941105 10 8

 ...............................................................................

1. Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only).

     Matrix IV Management Co. L.P. (04-3260294)
 ...............................................................................

-------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) .........................................................................

   (b) .........................................................................
-------------------------------------------------------------------------------

3. SEC Use Only ................................................................
-------------------------------------------------------------------------------

4. Citizenship or Place of Organization ..............................  Delaware
-------------------------------------------------------------------------------

Number of          5. Sole Voting Power ..........................   -2,908,291-
Shares
Beneficially
Owned by Each
Reporting
Person With:
                   ------------------------------------------------------------

                   6. Shared Voting Power ................................. -0-
                   ------------------------------------------------------------

                   7. Sole Dispositive Power ....................... -2,908,291-
                   ------------------------------------------------------------

                   8.   Shared Dispositive Power ........................... -0-
-------------------------------------------------------------------------------

9. Aggregate Amount Beneficially Owned by Each Reporting Person .... -2,908,291-
-------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) ...............................................................
-------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row (9) ................  14.91%
-------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions) ........................... PN
-------------------------------------------------------------------------------

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

-------------------------------------------------------------------------------




                               Page 4 of 9 pages

CUSIP NO. 941105 10 8

 ...............................................................................

1. Names of Reporting Persons.
   I.R.S. Identification Nos. of above persons (entities only).
   Andrew W. Verhalen (###-##-####)
 ...............................................................................

-------------------------------------------------------------------------------

2. Check the Appropriate Box if a Member of a Group (See Instructions)

   (a) .........................................................................

   (b) .........................................................................
--------------------------------------------------------------------------------

3. SEC Use Only ................................................................
--------------------------------------------------------------------------------

4. Citizenship or Place of Organization .........................  United States
--------------------------------------------------------------------------------

Number of          5. Sole Voting Power ............................ -2,908,291-
Shares
Beneficially
Owned by Each
Reporting
Person With:
                   -------------------------------------------------------------

                   6. Shared Voting Power ................................. -0-
                   -------------------------------------------------------------

                   7. Sole Dispositive Power ....................... -2,908,291-
                   -------------------------------------------------------------

                   8.   Shared Dispositive Power ..........................  -0-
--------------------------------------------------------------------------------

9. Aggregate Amount Beneficially Owned by Each Reporting Person .... -2,908,291-
--------------------------------------------------------------------------------

10.   Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
   Instructions) ...............................................................
--------------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row (9) ................. 14.91%
--------------------------------------------------------------------------------

12.   Type of Reporting Person (See Instructions) ........................... IN
--------------------------------------------------------------------------------

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................

 ...............................................................................
--------------------------------------------------------------------------------








                               Page 5 of 9 pages

CUSIP NO. 941105 10 8



Item 1(a)         Name of Issuer:


                  WatchGuard Technologies, Inc.



Item 1(b)         Address of Issuer's Principal Executive Offices:
                  316 Occidental Avenue South, Suite 300
                  Seattle, WA 98104


Item 2(a)         Name of Persons Filing:


                  Matrix Partners IV, L.P. ("Matrix IV"); Matrix IV Entrepreneurs Fund, L.P. ("Entrepreneurs", and together with Matrix IV, the "Partnerships"); Matrix IV Management Co., L.P. ("Management"), the general partner of each of the Partnerships; and Andrew W. Verhalen ("Verhalen"), the General Partner of Management, who has sole voting and dispositive authority with respect to shares of WatchGuard Technologies, Inc. held of record by the Partnerships.



Item 2(b)         Address of Principal Business Office or, if none,
                  Residence:


                  The address of the reporting persons is:


                  1000 Winter Street, Suite 4500
                  Waltham, MA 02451



Item 2(c)         Citizenship:


                  Matrix IV is a limited partnership organized under the laws of the State of Delaware. Entrepreneurs is a limited partnership organized under the laws of the State of Delaware. Management is a limited partnership organized under the laws of the State of Delaware. Mr. Verhalen is a citizen of the United States.



Item 2(d)         Title of Class of Securities:


                  Common Stock, par value $.001 per share (the "Common Stock").



Item 2(e)         CUSIP Number:


                  941105 10 8



Item 3            Description of Person Filing:


                  Not applicable.



Item 4            Ownership(1):


                  (a) Amount Beneficially Owned:


                        Matrix IV is the record holder of 2,762,876 shares of Common Stock and may be deemed to beneficially own the 2,762,876 shares of Common Stock held of record by it. Entrepreneurs is the record holder of 145,415 shares of Common Stock and may be deemed to beneficially own the 145,415 shares of Common


------------------------------
1     As of December 31, 1999.


                               Page 6 of 9 pages
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CUSIP NO. 941105 10 8


                  Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to beneficially own the 2,908,291 shares of Common Stock held of record by the Partnerships. Mr. Verhalen, as the general partner who has sole voting and dispositive authority with respect to shares of WatchGuard Technologies, Inc. held of record by the Partnerships, may be deemed to beneficially own the 2,908,291 shares of Common Stock held of record by the Partnerships. The filing of this statement shall not be construed as an admission that any of the reporting persons are, for the purpose of Section 13(d) or 13(g) of the Act, the beneficial owners of any securities covered under this statement.

                  (b) Percent of Class:


                  Matrix IV:                 14.16%
                  Entrepreneurs:              0.75%
                  Management:                14.91%
                  Verhalen:                  14.91%


                  (c) Number of Shares as to which the person has:


                  (i) sole voting power; (ii) shared voting power; (iii) sole dispositive power; (iv) shared dispositive power:


                  Matrix IV may be deemed to have sole power to vote and dispose of 2,762,876 shares of Common Stock held of record by it. Entrepreneurs may be deemed to have sole power to vote and dispose of 145,415 shares of Common Stock held of record by it. Management, as general partner of the Partnerships, may be deemed to have sole power to vote and dispose of the 2,908,291 shares of Common Stock held of record by the Partnerships. Mr. Verhalen, as the general partner of Management who has sole voting and dispositive authority with respect to shares of WatchGuard Technologies, Inc. held of record by the Partnerships, may be deemed to have sole power to vote the 2,908,291 shares of Common Stock held of record by the Partnerships.



Item 5            Ownership of Five Percent or Less of a Class:


                  Not applicable.



Item 6            Ownership of More than Five Percent on Behalf of
                  Another Person:


                  Not applicable.



Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:


                  Not applicable.



Item 8 Identification and Classification of Members of the Group:


                  Not applicable.



Item 9            Notice of Dissolution of Group:





                               Page 7 of 9 pages

CUSIP NO. 941105 10 8


                  Not applicable.



Item 10           Certification:



                  Not applicable.




                               Page 8 of 9 pages
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CUSIP NO. 941105 10 8





                                   SIGNATURE


After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.


DATED:  February 10, 2000



                            MATRIX PARTNERS IV, L.P.





                            By:  Matrix IV Management Co., L.P.
                                 General Partner



                                 By:  /s/ Andrew W. Verhalen
                                      -----------------------------------
                                      Andrew W. Verhalen
                                      General Partner





                            MATRIX IV ENTREPRENEURS FUND, L.P.





                            By: Matrix IV Management Co., L.P.
                                General Partner





                                 By:  /s/ Andrew W. Verhalen
                                      -----------------------------------
                                      Andrew W. Verhalen
                                      General Partner







                            MATRIX IV MANAGEMENT CO., L.P.



                            By:  Andrew W. Verhalen
                                 General Partner






                                 By:  /s/ Andrew W. Verhalen
                                      -----------------------------------
                                      General Partner


                            /s/ Andrew W. Verhalen
                            ------------------------------------
                            Andrew W. Verhalen



                               Page 9 of 9 pages